Exhibit No. 18.1

March 27, 2013

Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

Dear Sirs/Madams:

        We have audited the consolidated financial statements of Best Buy Co., Inc. and subsidiaries (the "Company") as of February 2, 2013 and March 3, 2012, and for the 11-month period ended February 2, 2013 and the fiscal years ended March 3, 2012 and February 26, 2011, included in your Transition Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 27, 2013, which expresses an unqualified opinion and includes an explanatory paragraph emphasizing that the Company changed its fiscal year end from the Saturday nearest the end of February to the Saturday nearest the end of January, effective beginning with fiscal 2013. Note 1 to such financial statements contains a description of the Company's adoption during the 11-month period ended February 2, 2013 of a change in the Company's annual goodwill impairment testing date from the day following the Saturday nearest the end of November to the day following the Saturday nearest the end of October. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

Minneapolis, Minnesota